Exhibit 99.1

Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	Oct. 15, 2013

For Release:	Immediately

Contact:	Michael Burns (Media)	Paula Waters (Investor Relations)
	(504) 576-4238	(504) 576-4380
	mburns@entergy.com	pwater1@entergy.com

Entergy Provides Preliminary Third Quarter Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects third quarter 2013 as-reported earnings of approximately $1.33 per share and operational earnings of approximately $2.40 per share. Results for third quarter 2012 were $1.89 per share on an as-reported basis and $1.95 per share on an operational basis. Entergy also affirmed previously issued operational earnings guidance for 2013.

As-reported results are prepared in accordance with generally accepted accounting principles (GAAP) and are comprised of operational earnings (described below) and special items. Special items were recorded for:

•
the impairment and other related charges in third quarter 2013 arising out of the decision to close and decommission the Vermont Yankee Nuclear Power Station at the end of its current operating cycle in 2014,

•	expenses associated with the implementation of the human capital management strategic imperative in third quarter 2013, and
•	expenses associated with the proposed spin-off and merger of Entergy’s electric transmission business with ITC Holdings Corp. in the third quarters of 2012 and 2013.

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Entergy Provides Preliminary Third Quarter Earnings Guidance

Oct. 15, 2013

Utility

The increase in Utility third quarter 2013 operational earnings was due primarily to higher net revenue and a lower effective income tax rate, partially offset by higher non-fuel operation and maintenance and depreciation expenses. The pricing adjustments in net revenue related largely to nuclear and combined-cycle natural gas-fired-generation investments placed in service around the end of 2012. Net revenue also reflected increased sales volume, partially offset by less favorable weather in the third quarter of 2013 compared to one year ago.

Entergy Wholesale Commodities

The quarter-over-quarter decrease in operational earnings at Entergy Wholesale Commodities was due primarily to higher non-fuel operation and maintenance and depreciation expenses, partially offset by a lower effective income tax rate on operational earnings. The depreciation expense increase was mostly driven by a prior period item. A one-time adjustment reducing depreciation expense was recorded last year for a favorable court decision on Indian Point Unit 2 litigation against the U.S. Department of Energy related to spent nuclear fuel disposal. EWC net revenue was essentially flat versus the third quarter of last year.

Parent & Other

Parent & Other results increased during the quarter due to lower income tax expense.

Earnings Guidance

Entergy affirmed its previously issued 2013 operational earnings guidance to be in the range of $4.60 to $5.40 per share, noting that current expectations point to around the middle of the range.

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Entergy Provides Preliminary Third Quarter Earnings Guidance

Oct. 15, 2013

Entergy will report third quarter earnings results before the market opens on Tuesday, Oct. 29, 2013, and host a teleconference at 10 a.m. CT that day to discuss the earnings announcement and the company’s financial performance. The teleconference may be accessed by dialing (719) 457-2080, confirmation code 8044514, no more than 15 minutes prior to the start of the call or by visiting Entergy’s website at www.entergy.com. The presentation slides also will be available on Entergy’s website before the market opens on the day of the call. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 8044514.

Entergy Corporation, which celebrates its 100th birthday this year, is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 15,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations.

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Entergy Provides Preliminary Third Quarter Earnings Guidance

Oct. 15, 2013

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in this news release and in: (i) Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this presentation and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and the availability of financing.